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                                                                   EXHIBIT 10.14
                                                                       Shelf S-4

                PLAN AND AGREEMENT OF MERGER AND REORGANIZATION


         Plan and Agreement of Merger and Reorganization (hereinafter referred to as "Agreement"), made as of the 20th day of August, 1996 by and between F & M Bancorporation, Inc., a Wisconsin Corporation, East Troy Bancshares, Inc., a Wisconsin corporation and F & M Merger Corporation, a Wisconsin corporation.

1.       Definitions.

         The following definitions shall apply in this Plan and Agreement of Merger and Reorganization:

         1.1 "Agreement" shall mean this Plan and Agreement of Merger and Reorganization.

         1.2 "BANK" shall mean State Bank of East Troy, 2905 Main Street, East Troy, Wisconsin 53120.

         1.3 "BANK Stock" shall mean BANK's voting capital stock $100.00 par value.

         1.4 "Closing Date" shall mean the date set by mutual agreement of ETB and F & M and will not occur prior to the satisfaction or the waiver of all of the conditions to the transaction.

         1.5 "Effective Time" shall mean the date on which the Articles of Merger are filed with the State of Wisconsin Secretary of State. A copy of the proposed Articles of Merger is attached as Exhibit 1.5 and is incorporated herein by reference. The Articles of Merger shall be filed as soon as possible after the conditions precedent to this merger have been met or waived by F & M and ETB, but not prior to the Closing Date.

         1.6 "ETB" shall mean East Troy Bancshares, Inc., 2905 Main Street, P.O. Box 17, East Troy, Wisconsin 53120.

         1.7 "ETB Common" shall mean ETB's voting common stock, $1.00 par value.

         1.8 "Exchange Ratio" shall mean the ratio determined by dividing the F & M Stock Consideration, by the total number of shares of ETB Common outstanding as of the Closing Date.

         1.9 "ETB Counsel" shall mean Schoendorf, Sorgi & Carlson, 184 West Wisconsin Avenue, Milwaukee, Wisconsin, 53203, Attn.: Ronald M. Carlson.

         1.10 "ETB Shareholders" shall mean the shareholders of ETB shown on the attached Exhibit 1.10.

         1.11 "F & M" shall mean F & M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130.

         1.12 "F & M Common" shall mean F & M's voting common stock, $1.00 par value.

         1.13 "F & M Common Price" shall mean the average closing price, as quoted on the NASDAQ National Market System ("NASDAQ"), for F & M Common for the fifteen (15) trading days on which F & M Common is actually traded, immediately preceding the five (5) calendar days prior to the Closing Date of the transaction.
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         1.14    "F & M Counsel" shall mean McCarty, Curry, Wydeven, Peeters &
Haak, 120 East Fourth Street, P.O. Box 860, Kaukauna, Wisconsin 54130-0860,
Attn:  Randall A. Haak, Esq.

         1.15 "Securities Counsel" shall mean Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497, Attn: Kenneth V. Hallett, Esq.

         1.16 "Subsidiary" shall mean F & M Merger Corporation, One Bank Avenue, Kaukauna, Wisconsin 54130.

         1.17 "Registration Statement" shall mean the Registration Statement of F & M pursuant to which the shares of F & M Common to be issued in the merger will be registered with the Securities and Exchange Commission ("SEC"), and which shall include the prospectus of F & M relating to the F & M Common issuable in the transaction and the proxy statement of ETB to its shareholders relating to approval of the merger (the "Prospectus/Proxy Statement").


2.       Preamble.

         F & M and Subsidiary are multi-bank holding companies with subsidiaries located in Wisconsin. Subsidiary is a wholly-owned subsidiary of F & M. ETB is a one-bank holding company which presently owns 100% of the issued and outstanding stock of BANK. F & M, Subsidiary and ETB, by their respective employees and agents have had the opportunity to make such review and investigation of the other as they deem appropriate and to negotiate the terms and conditions of this Agreement. F & M, Subsidiary and ETB each believe that this transaction is in their best interests and in the best interests of their shareholders and desire to set forth their agreement and understanding in this Agreement.

         The parties have considered the proposed merger and believe that a merger between ETB and Subsidiary will be the best interest of their respective corporations and shareholders. The merger of ETB into Subsidiary is intended to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

         In consideration of the foregoing and the terms, conditions and covenants of this Agreement and in reliance on the warranties and representations contained herein, the parties adopt this Plan and Agreement of Merger and Reorganization and agree as follows:

3.       Merger of ETB into Subsidiary.

         3.1 Surviving Corporation. At the Effective Time of the merger, ETB shall be merged into Subsidiary in accordance with the laws of the State of Wisconsin. Subsidiary will be the surviving corporation and the separate corporate existence, identity and organization of ETB, except as specifically provided by law and this Agreement, shall cease. As the surviving corporation, Subsidiary shall succeed to and possess all the assets, properties, powers, privileges, rights and immunities of ETB and shall be subject to all liabilities, obligations, limitations and duties of ETB as described in this Agreement.

         3.2 Subsidiary Stock Subscription. Subject to the fulfilling of the conditions precedent to the closing of this transaction set forth below, F & M will transfer to Subsidiary such shares of F & M Common and cash as may be necessary to effect the merger, as described under paragraph 3.3 below.





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         3.3     Exchange of ETB Common.  At the Effective Time, the shares of the ETB Common shall be converted into shares of F & M Common as follows:

                 (a) All ETB Shareholders will receive shares of F & M Common based upon the Exchange Ratio. The Exchange Ratio shall be calculated by dividing the F & M Stock Consideration by the number of shares of ETB Common issued and outstanding as of the Closing Date. The Exchange Ratio shall be multiplied by the number of shares of ETB Common held by each ETB Shareholder on the Closing Date to determine the number of shares of F & M Common to be issued to that ETB Shareholder.

                 (b) The F & M Stock Consideration will be Four Hundred Forty Thousand (440,000) shares of F & M Common, adjusted proportionately as necessary to reflect any stock dividend declared between the date of this Agreement and the Closing Date and subject to F & M's right to terminate under paragraph 3.4.


                 (c) No fractional shares of F & M Common shall be issued; all fractional shares will be converted to cash in an amount equal to the fractional share determined in accordance with the formula set forth above multiplied by F & M Common price.

                 (d) In the event F & M declares a stock dividend or a stock split in the form of a stock dividend with respect to F & M Common, the record date for which is prior to the Closing Date, the F & M Stock Consideration will be adjusted proportionately to reflect such stock dividend. For example, if F & M declared a ten percent (10%) stock dividend, the F & M Stock Consideration shall be increased by ten percent (10%) from 440,000 shares to 484,000 shares.

         3.4 Right to Terminate. F & M shall have the right to terminate this Agreement, if any of the following occurs prior to the Closing Date:

                 (a) ETB increases the number of outstanding shares of ETB Common, or is obligated to do so which obligation is enforceable by its holder notwithstanding this Agreement, or ETB issues or agrees to issue any other class of stock or instrument convertible into stock. The actual number of shares of ETB Common outstanding and any additional shares which ETB is obligated to issue as of the Closing Date shall be divided into the F & M Stock Consideration to determine the Exchange Ratio.

                 (b) The expenses of this transaction [as set forth in paragraph 4.4(d)] exceed the limit established in paragraph 4.4(d).

                 (c) The actual earnings of BANK, determined in accordance with generally accepted accounting principles, applied on a consistent basis, net of tax effect (the "Actual Earnings") as of the Closing Date are less than the amount corresponding to such month end as shown on the attached Schedule A (the "Minimum Earnings"). The expenses of this transaction [as defined in paragraph 4.4(d)] and any expense necessary to increase the BANK's reserve for loan and lease losses shall not be considered in determining BANK's Actual Earnings or Minimum Earnings under this paragraph.

         3.5 Articles of Incorporation. The Articles of Incorporation of Subsidiary in effect immediately prior to the Effective Time of the merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

         3.6 Bylaws. The Bylaws of Subsidiary in effect immediately prior to the Effective Time of the merger, shall continue in full force and effect as the bylaws of the surviving corporation.

         3.7     Officers and Directors.   The officers and directors of
Subsidiary at the Effective Time of the merger shall remain as the officers and directors of the surviving corporation.





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4.       Representations and Warranties of ETB.  ETB, by its duly authorized officers, directors or other agents makes the following representations and warranties to F & M each of which is true and correct as of the date hereof, and shall remain true and correct to and including the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by or any notice to F & M. These representations and warranties shall not survive the closing.

         4.1 Ownership and Authority. The current ETB Shareholders are listed on the attached Exhibit 1.10.

         4.2     ETB Organization and Authority.

                 (a) ETB is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement upon receiving the necessary shareholder and regulatory approval. ETB is duly registered and authorized to operate as a bank holding company. ETB is only qualified to do business in the State of Wisconsin.

                 (b) ETB has good and marketable title to Three Thousand Eight Hundred (3,800) shares of BANK Stock, free and clear of any and all claims, mortgages, liens, security interests, pledges or other encumbrances of any kind whatsoever.

                 (c) ETB is presently authorized to issue Four Thousand (4,000) shares of ETB Common. ETB presently has One Thousand Five Hundred Forty-two and one-half (1,542.5) shares of ETB Common validly and legally issued and outstanding, all of which are fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b). Treasury shares will not participate in this exchange. ETB has not issued, and does not have outstanding, any option, warrant or convertible securities or other right to purchase or convert any obligation into such corporation's securities and has not agreed to issue or sell any additional securities of any type.

                 (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of ETB's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under the mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which ETB is a party, or by which ETB is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by ETB's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which ETB is subject.

         4.3     BANK Organization and Authority.

                 (a) BANK is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite banking and corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. BANK's only office is located in East Troy, Wisconsin. All necessary corporate approval and authorization and regulatory approval for BANK's present operations has been given and remains in full force and effect and in good standing.

                 (b) BANK is authorized to issue Three Thousand Eight Hundred (3,800) shares of BANK Stock, BANK's only class of stock. BANK has Three Thousand Eight Hundred (3,800) shares of BANK Stock issued and outstanding, all of which are legally and validly issued, fully paid and nonassessable.
                 (c) BANK has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into BANK's securities and has not agreed to issue or sell any additional securities of any type.





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                 (d)  The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of BANK's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under the mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which BANK is a party, or by which BANK is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by BANK's shareholders and the appropriate federal and state bank regulatory agencies and will not violate any other restriction of any kind or character to which BANK is subject.

                 (e) East Troy Services, Inc., is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and had and continues to have all requisite corporate power and authority and regulatory approvals to carry on its business as conducted in the past and as presently conducted. East Troy Services, Inc., is a wholly-owned subsidiary of BANK.

                 (f) East Troy Investments, Inc., is duly organized, validly existing and in good standing under the laws of the State of Delaware and had and continues to have all requisite corporate power and authority and regulatory approvals to carry on its business as conducted in the past and as presently conducted. East Troy Investments, Inc., is a wholly-owned subsidiary of BANK.

         4.4     Financial Matters.

                 (a) True copies of ETB's consolidated financial statements, consisting of consolidated balance sheets, consolidated statements of operations and consolidated statements of stockholders' equity as of the close of business on December 31, 1995, 1994, and 1993 have been delivered by ETB to F & M ("ETB's Financial Statements"). All of ETB's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of ETB as of their respective dates, and the earnings for the periods covered, all determined in accordance with generally accepted accounting principles, applied on a consistent basis.

                 (b) ETB and BANK have good marketable title to all of their assets, business and properties including, without limitation, all such properties reflected in the ETB's Financial Statements as of December 31, 1995, free and clear of any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance, except for real estate and personal property taxes for 1996 which are not yet due. ETB and BANK do not have any notice of any special assessment which will be levied or assessed against any real property owned or leased by them. All real property owned, operated and leased by ETB and BANK is in full compliance in all material respects with all applicable federal, state and local statutes and regulations including, but not limited to, any building codes, safety codes, OSHA regulations, environmental laws and regulations, the Americans with Disabilities Act, zoning ordinances and other similar codes, ordinances, and regulations and neither ETB nor BANK has received any citations, notices, charges or other complaints claiming a violation of the foregoing nor are ETB or BANK aware of any investigation of any alleged violation.

                 (c) All property and assets owned or currently in use by ETB and BANK, or in which they have an interest (excluding interests which arise in collateral given to secure loans made by BANK or because of a security interest granted to BANK) or which are in their possession, are in good operating condition and repair subject only to normal wear and tear. A schedule of all real and personal property owned by ETB and BANK is attached as
Exhibit 4.4(c). If ETB or BANK lease any real or personal property, a separate schedule clearly identifying such leased property will be included in the
Schedules delivered by ETB to F & M.   As of the Closing Date, all such
property and assets will be in the condition represented above.

                 (d) For the period from January 1, 1996 to December 31, 1996, BANK has projected in good faith that its ordinary earnings determined in accordance with generally accepted accounting principles, applied on a consistent basis, net of tax effect shall be Seven Hundred Forty-one Eight Hundred Seventy and 00/100 Dollars ($741,870.00). The expenses of this transaction are those incurred by BANK for legal, tax





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opinion, accounting and/or auditing or investment banking and/or brokerage fees or expenses associated with the acquisition of BANK by F & M and will be reasonable and customary and will not in any event exceed One Hundred Twenty Thousand and 00/100 Dollars ($120,000.00).

         4.5 Changes Since December 31, 1995. Since December 31, 1995, with respect to ETB and BANK there have not been:

                 (a) Any loss, damage, destruction or failure to maintain the tangible assets of ETB or BANK (whether or not covered by insurance), or affecting their business or properties, which will materially adversely affect the financial condition or operations ETB or BANK.

                 (b) Any lapse, revocation, failure to maintain in full force and effect or other event which, through the passage of time or the giving of notice, or both could render any insurance coverage previously maintained by ETB or BANK ineffective in whole or in part.

                 (c) Any acquisition by ETB or BANK of a capital asset at a cost in excess of Ten Thousand Dollars ($10,000.00) without prior approval of F & M, except as listed on the attached Exhibit 4.5(c).

                 (d) Any amendment to their Articles of Incorporation or Bylaws.

                 (e) Any change in accounting procedures, practices or methods from those used by ETB and BANK in prior years except as may be necessary to prepare ETB's and BANK's 1995 Financial Statements in accordance with generally accepted auditing standards.

                 (f) Any increase in or agreement to increase salaries, wages, fringe benefits, benefits under any plan subject to ERISA, or other compensation of any officers, directors, employees or agents of ETB or BANK, except that for 1996, ETB and BANK may grant wage and/or salary increases consistent with past practices which do not exceed, in the aggregate, seven percent (7%) of the wages and salaries being paid as of December 31, 1995.

                 (g) Any issuance, or agreement to issue, on or before the Closing Date or thereafter, directly or indirectly, any additional shares of stock of ETB or BANK.

                 (h) Any declaration, setting aside or payment of any dividend or any distribution in respect to ETB's stock or any redemption, purchase or other acquisition by ETB or BANK of any stock or any other repayments to the shareholders of ETB or BANK.

                 (i) Any sale, transfer, or other disposition, prior to maturity, of any security or other earning asset (exclusive of loans and leases).

                 (j) Any borrowings or other indebtedness (excluding deposit liabilities) in excess of the amounts disclosed by ETB's and BANK's December 31, 1995 Financial Statements, provided, however, that the total outstanding balances of such borrowings shall not exceed the total amount historically borrowed by BANK for similar purposes or in the case of borrowings from the Federal Home Loan Bank (the "FHLB"), shall not exceed Five Million Dollars ($5,000,000.00).

                 (k) Any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance made with respect to any of the properties or assets of ETB or BANK in addition to those disclosed by ETB's and BANK's December 31, 1995 Financial Statements and except as required by regulation to secure loans from the FHLB,to secure tax deposits transferred through the Federal Reserve Bank of Chicago and as may be necessary in the ordinary course of business to secure municipal deposits.

                 (l) Any sale, transfer or other disposition of assets of ETB or BANK except in the normal course of business and consistent with past practices, provided, however, that ETB or BANK may not dispose of any securities prior to maturity without the prior consent of F & M.





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                 (m)      Any material change in the manner in which business
was being conducted by ETB or BANK prior to December 31, 1995, or other material failure by ETB or BANK to use their best efforts to maintain its present business organization (subject to the terms of this Agreement), employees and customers.

                 (n) Any loan or commitment to make a loan by BANK with an interest rate, repayment term, collateral or security requirements or other conditions which are materially different from those upon which BANK made loans prior to December 31, 1995, except to the extent such difference is in response to competitive conditions encountered by BANK.

                 (o) Any other materially adverse change in ETB's prospects, financial condition, assets, liabilities, properties or business.

         4.6     Liabilities.

                 (a) Neither ETB nor BANK have any liabilities, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction or occurrence involving ETB or BANK or their respective officers, directors, employees, agents or servants prior to the date of this Agreement which are not disclosed by ETB's or BANK's Financial Statements described above. To the best of their knowledge, after due and diligent inquiry, as of the date hereof, no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, exist which may hereafter give rise to any such liabilities of ETB or BANK.

                 (b) To the best of their knowledge, all parties with whom ETB and BANK have contractual arrangements are in compliance therewith, except for those loan customers of BANK identified on the attached Exhibit 4.6(b). Neither ETB nor BANK has declared, and is not prepared to declare, any such parties in default under any such contractual arrangements. Neither ETB nor BANK is in default in any material respect under any contracts to which it is a party, nor has any event occurred, which through the passage of time or the giving of notice or both, would constitute a default under any such contract or obligation or cause the acceleration of any obligation of ETB or BANK or result in the creation of a lien, charge, assessment, encumbrance or other claim whatsoever upon any asset of ETB or BANK. None of the contracts to which ETB or BANK is a party will be adversely affected by the transaction contemplated by this Agreement.

                 (c) To the best of their knowledge, ETB and BANK are in compliance in all material respects with all applicable federal, state, county and local statutes, ordinances, regulations, decrees, orders, or other laws. Neither ETB nor BANK has received notice of any alleged violation of any such statutes, ordinances, regulations, decrees, orders or other laws, except as set forth in the attached Exhibit 4.6(c).

                 (d) No legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions are either pending or outstanding, or to the best of their knowledge, threatened against or involving ETB or BANK or affecting their assets, properties or business. ETB and BANK do not know, or have any grounds to know of any basis for any such proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions, except for normal foreclosure, repossession and collection litigation described in the attached Exhibit 4.6(d).

                 (e) The assets and liabilities or potential liabilities of ETB and BANK are fully insured (except for the deductible thereunder), except for taxes, deposits, repurchase agreements or other similar deposit-type instruments, and all policies of insurance carried by ETB or BANK are in full force and all premiums thereon have been paid in a timely manner and are paid to date and all bonds have been acquired and maintained on all employees, agents, officers and directors of ETB or BANK required to be bonded. The limits of coverage, deductibles and other material nonstandard provisions of such insurance and bonds are disclosed in the attached Exhibit 4.6(e). Said insurance and bonds, including but not limited to, general comprehensive (commercial) public liability insurance covering personal injuries, death and property





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

damage, fidelity bonds and worker's compensation insurance have been acquired and maintained for at least the past five (5) years.

         4.7 Taxes. ETB and BANK have filed all federal, state and local tax returns and reports covering income, sales, use, real or personal property or other taxes of any type required to be filed and have paid all taxes including any interest, penalties and assessments which are due and required to be paid. The taxes provided for in ETB's Financial Statements and which will be accrued prior to the Closing Date will be adequate for the payment of any unpaid taxes as of the Closing Date. ETB's and BANK's income tax returns have never been audited. Neither ETB nor BANK has waived any restrictions on the assessment or collection of taxes or consented to the extension of any statute of limitations relating to any tax liability. Neither ETB nor BANK have determined or been advised that ETB or BANK may be liable for a material deficiency or other liability in respect to any state or federal income tax returns or other tax returns previously filed by ETB or BANK.

         4.8 Contracts and Commitments. Neither ETB nor BANK have any contracts or commitments, either oral or written, with any officer, director, shareholder, employee, customer, depositor, supplier of goods or services or any other entity or person which contain any terms or conditions which are not usual and customary under the circumstances and which may have a material adverse effect on the operations, profitability or net worth of ETB or BANK.

         4.9 Reporting and Withholding on Payment of Interest. To the best of their knowledge, after due and diligent inquiry, ETB and BANK have fully complied with the Internal Revenue Code (the "Code"), and all rules and regulations of the Internal Revenue Service ("IRS") issued thereunder, with respect to the reporting of payments of interest and other payments by them, and have complied with all provisions requiring the withholding for income taxes on such amounts when required. ETB and BANK have instituted adequate procedures to assure compliance with such provisions. To the best of their knowledge, all reporting to the IRS required of ETB and BANK has been done in a timely manner via proper medium. Neither ETB nor BANK have been advised of any violation or potential violation with respect to such reporting requirements.

         4.10    Employees and Employee Benefits.

                 (a) ETB and BANK are not parties to or bound by any written or oral (i) employment or employment-related consulting contract which is not terminable at will by ETB or BANK, as the case may be without penalty, except as set forth in the attached Exhibit 4.10(a), (ii) plan or agreement providing for any employee bonus, deferred compensation, pension, profit sharing, retirement benefits, stock purchase, stock option, employee pension benefit plan or employee welfare benefit plan except as set forth in the on the attached Exhibits 4.10(b) and 4.10(c).

                 (b) All pension, profit sharing, or other employee pension benefit plans of ETB and BANK("the Plans") are described in Exhibit 4.10(b) and are now, and will continue until the Closing Date to be, qualified Plans under Section 401(a) of the Code, in full compliance with the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To ETB's and BANK's best knowledge, after due and diligent inquiry, all premiums, notices, reports and other filings required to be delivered or filed under applicable law with respect to such Plans have been duly and timely delivered or filed. Neither ETB nor BANK have knowledge of any fact or circumstance which would materially and adversely affect such Plans' qualified status or compliance as above described, or of any "reportable event" (as such term is defined in Section 4043(c) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Plans. The Plans satisfy the minimum funding standards set forth in the Code and ERISA. As of the Closing Date there will be no unfunded vested liability of the Plans, except for the obligation of ETB and BANK for contributions for the current year which are not yet due and payable but for which adequate amounts are being accrued on a monthly basis.





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

                 (c) All employee welfare benefit plans of ETB and BANK (the "Welfare Plans") are described in Exhibit 4.10(c) and are now, and will continue until the Closing Date to be, in full compliance with the Code and the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To ETB's and BANK's best knowledge, all notices, reports and other filings required to be delivered or filed under applicable law with respect to such Welfare Plans have been duly and timely delivered or filed. Neither ETB nor BANK have knowledge of any fact or circumstance which would adversely affect such Welfare Plans' compliance as above described or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Welfare Plans.

                 (d) No person or governmental agency has any pending or threatened claim against ETB or BANK or their directors, officers, employees or agents arising out of any statute, ordinance or regulation alleging that ETB or BANK (i) has discriminated against applicants for employment, employees or the public, (ii) has any employment practices, policies or procedures which are discriminatory or have been breached, (iii) failed to comply with federal and state wage and hour laws, rules or regulations, (iv) violated occupational safety and health statutes, regulations or standards or (v) has committed an unfair labor practice(s).

         4.11    Environmental Matters.

                 (a) To the knowledge of ETB and BANK, there has been no release of any hazardous substance, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") nor any release of oil or hazardous substance as provided under Wis. Stats. Section 144.76, on, upon or into the real property owned or leased to ETB or BANK or, to the best of ETB's and BANK's knowledge upon any real estate or property which secures any loan made by ETB or BANK or which ETB or BANK have a right to acquire upon foreclosure or otherwise.

                 (b) To the knowledge of ETB and BANK, there have been no such releases on, upon or into any real property adjoining or in the vicinity of the property described in paragraph 4.11(a) above, which through air, soil or groundwater migration could have come to be located upon any property owned or leased by ETB or BANK, or which secures a loan made by ETB or BANK or may be acquired by ETB or BANK in foreclosure.

         4.12 Accuracy of All Statements. No representation or warranty by ETB or BANK in this Agreement or otherwise, in any of ETB's or BANK's Financial Statements, or in any other statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of ETB or BANK pursuant to this Agreement, nor any document or certificate delivered to F & M pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

         4.13 Prospectus/Proxy Statement. The parts of the Prospectus/Proxy Statement which were provided or reviewed by ETB and BANK with respect to ETB and BANK will not, at the date it is first mailed or delivered to ETB's Shareholders, and will not, at the date or dates of the meeting of ETB's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are, at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

         Notwithstanding the foregoing, ETB makes no representation or warranty regarding and shall have no responsibility for the accuracy of any information with respect to F & M or Subsidiary or any of their affiliates or subsidiaries contained in the Prospectus/Proxy Statement.

         4.14 Financial Adviser. Except for the services of Robert W. Baird & Co. Incorporated ("Baird"), ETB has not engaged, consented to engage, or authorized any financial adviser, broker, investment banker, or similar third party to act on its behalf, directly or indirectly, in connection with the transaction contemplated by this Agreement. Any fees or expenses payable to Baird shall be paid by ETB, which fees and expenses are included in the estimate of expenses set forth in paragraph 4.4(d).

         4.15 Schedules. The Schedules previously provided by ETB to F & M as itemized in the attached Exhibit 4.15 to this Agreement are true, complete and accurate copies of the documents contained therein. ETB will promptly notify F & M of any changes, amendments, or other modifications to the Schedules.

5.       Representations and Warranties of F & M.

         F & M, by its duly authorized officers, employees or other agents makes the following representations to ETB, each of which is true and correct as of the date hereof and shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or any notice to ETB except as set forth herein. These representations and warranties shall not survive the closing.

         5.1     Organization and Authority.

                 (a) F & M is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the necessary approval from the federal and state regulatory authorities. F & M is only qualified to do business in the State of Wisconsin and has received approval from the Federal Reserve Bank of Chicago to engage in business as a bank holding company.

                 (b) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin will all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the approval of its shareholders and the federal and state regulatory authorities. Subsidiary is only qualified to do business in the State of Wisconsin.

                 (c) F & M is authorized to issue Twenty Million (20,000,000) shares of F & M Common and has Six Million, Nine Hundred Eighty Thousand, Nine Hundred Forty (6,980,940) shares issued and outstanding. F & M anticipates that additional shares of F & M Common may be issued by it prior to the Closing Date. F & M has not announced any other acquisition which will result in the issuance of any additional shares of F & M Common, except as described in the attached Exhibit 5.1(c). All outstanding shares are legally and validly issued and fully paid and nonassessable except as provided by Wis. Stats. Section 180.0622(2)(b).

         5.2 Performance of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of F & M's or Subsidiary's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which F & M or Subsidiary is a party, or by which F & M or Subsidiary is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by F & M as the sole shareholder of Subsidiary and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which F & M or Subsidiary are subject except as set forth in this Agreement.

         5.3 Legality of Shares to be Issued. The shares of F & M Common to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by F & M and will be fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b).

         5.4 Financial Statements. True copies of the audited consolidated financial statements of F & M consisting of consolidated balance sheets, consolidated statements of income, consolidated statements of stockholder's equity and consolidated statements of cash flows as of the close of business on December 31, 1995, 1994 and 1993, have been delivered by F & M to ETB (F & M's Financial Statements). All of F & M's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of F & M as of their respective dates and of the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

         5.5 No Warranty or Representation as to Tax Consequences. ETB expressly understands and agrees that neither F & M nor Subsidiary nor their respective directors, officers, employees, agents, attorneys or accountants (acting on behalf of F & M or Subsidiary) have made or are expected to make any warranty, representation, covenant or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by this Agreement or the tax consequences to the ETB Shareholders of any action in furtherance of, pursuant to or in any way related to this Agreement. The ETB Shareholders assume any and all responsibility for any tax consequences to them for this transaction and waive any and all claims in any way related to the tax consequences of this transaction against F & M or Subsidiary and their respective directors, officers, employees, agents, attorneys or accountants (acting on behalf of F & M or Subsidiary). In the event F & M or Subsidiary receives actual notice from the IRS challenging the tax-free nature of this reorganization or any prior reorganizations, F & M or Subsidiary will inform the ETB Shareholders of such notice. F & M and Subsidiary have not sought and will not seek a private letter ruling from the IRS regarding the tax consequences of this transaction.

         5.6 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions which may have a material adverse effect on F & M or Subsidiary either threatened, pending or outstanding against or involving F & M or Subsidiary or their properties, or business, nor do F & M or Subsidiary know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

         5.7 Directors, Officers and Employees of BANK. Neither F & M nor Subsidiary or their respective directors, officers, employees, agents, attorneys or accountants have made or will make any representations or warranties as to any further positions with BANK, F & M or Subsidiary following the consummation of the transaction contemplated by this Agreement to any director, officer or employee of ETB or BANK.
         5.8 Accuracy of All Statements. No representation or warranty by F & M or Subsidiary in this Agreement or otherwise, nor any financial statements, statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of F & M or Subsidiary pursuant to this Agreement, nor any document or certificate delivered to ETB pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

         5.9 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not, at the date it is first mailed or delivered to ETB's shareholders, and will not, at the date or dates of the meeting of the ETB Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, F & M and Subsidiary make no representation or warranty and shall have no responsibility for the accuracy of any information contained in or omitted from the Prospectus/Proxy Statement in so far as it describes the ETB and BANK.

         5.10 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by F & M and Subsidiary with ETB without the intervention of any broker or third party on behalf of F & M and Subsidiary. F & M and Subsidiary have not engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.

         5.11 Changes Since December 31, 1995. Since December 31, 1995, with respect to F & M, there has not been:

                 (a) Any loss, damage, destruction or failure to maintain the tangible assets of F & M or affecting its business or properties which will materially adversely affect the financial condition or operations of F & M.

                 (b) Any change in accounting procedures, practices or methods from those used by F & M, except as necessary to meet any changes required by generally accepted accounting principles.

                 (d) Any amendment to F & M's Articles of Incorporation or Bylaws, except as set forth in Exhibit 5.11(c).

         6.      Covenants of ETB.

         ETB hereby covenants and agrees as follows:

         6.1 Access to Information. F & M and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of ETB and BANK and ETB and BANK shall furnish or cause to be furnished to F & M or its authorized representatives all information with respect to the affairs and business of ETB as F & M may reasonably request.

         6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date, ETB and BANK:

                 (a) Shall carry on their business diligently and substantially in the same manner as heretofore and ETB and BANK shall not engage in or institute any unusual or novel methods of doing business and shall inform F & M in advance before either introducing any new products or services or modifying any existing products or services.

                 (b) Shall not (i) grant any increase in the rates of pay, salary or compensation provided to its officers, directors or employees, which in combination with all increases granted since January 1, 1996 exceed in the aggregate seven percent (7%) of the total compensation paid to the officers, directors or employees of ETB and BANK as of December 31, 1995, and (ii) shall not increase or decrease the benefits provided under, the contribution to, the cost sharing allocation, or the expense or cost to ETB of any employee fringe benefit or of any of the benefit plans described in Exhibits 4.10(b) and 4.10(c), except for normal adjustments imposed by third party providers.

                 (c) Shall not enter into any contract or commitment or engage in any transaction which is not in the normal course of business and which is not consistent with ETB's and BANK's past business practices.

                 (d) Shall not create any indebtedness other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to F & M or (iii) indebtedness other than as necessary to do the acts and things contemplated by this Agreement.

                 (e) Shall not declare or pay any cash dividend, stock dividend or make any other distribution in respect of its stock, or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or grant any stock warrant, stock options or issue directly or indirectly any shares of common or preferred stock or any other security of any type whatsoever or in any way dispose of any shares of its own stock or any other security, except for the payment of dividends from BANK to ETB for ETB's normal operations consistent with past practices.

                 (f) Shall not amend their Articles of Incorporation or Bylaws or make any changes in authorized or issued stock.

                 (g) Shall maintain current insurance in effect and acquire such additional insurance as may be reasonably required by increased business and risks, and operate, maintain and repair all property in a normal business manner.

                 (h) Shall make adequate provision for any income and property (real and personal) taxes which will be due with respect to any 1996 earnings and shall file all tax reports or returns and pay all income, franchise, real estate, personal property, sales, use, excise or other taxes on or before the date on which such reports, returns, or payments are due.

                 (i) Shall pay all liabilities in a timely manner on or before their due dates and shall make adequate provision or accruals for all liabilities of ETB.

                 (j) Shall use their best efforts (without making any commitments on behalf of F & M) to preserve their business organization intact, to keep available to F & M the present key officers and employees of ETB and BANK and to preserve for F & M the present relationships of ETB and BANK with their suppliers, customers and others having business relations with them.

                 (k) Shall not sell or dispose of any property or assets except in the normal course of business, including but not limited to, selling or disposing of any securities held by ETB or BANK prior to their normal maturity dates.

                 (l) Shall promptly notify F & M of any lawsuits, claims, proceedings, regulatory actions or investigations that may be threatened, brought, asserted or commenced against it or its officers, directors, employees or agents involving in any way the business, properties or assets of ETB or BANK, except for routine collection litigation which is initiated by BANK and is not expected to result in any loss to BANK, provided that if any counterclaim, cross-claim or third-party claim is asserted in such litigation, F & M shall be given notice thereof.

                 (m) Shall not make loans or grant credit to any customer on terms materially more favorable than those which are available under BANK's current underwriting guidelines. F & M, ETB and BANK understand that BANK, in order to meet market conditions may need to offer terms more favorable than those currently offered but that BANK will not be a market leader in this regard.

                 (n) Shall not allow BANK's primary capital to asset ratio (12 C.F.R. Part 325 method), determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, to drop below thirteen percent (13%).

                 (o) Shall remain in compliance with all agreements, commitments, understandings, undertakings or other obligations to the Commissioner, the FDIC or any other regulatory agency having jurisdiction over ETB and BANK.

                 (p) Shall cooperate fully and completely with F & M in the preparation and filing of the Registration Statement, and shall provide to F & M such information as may be required for use therein pertaining to ETB and BANK, or their businesses or operations.

                 (q) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

         6.4 Stock Records. Prior to the special shareholders meeting to approve the Merger, the Board of Directors of ETB, in accordance with its bylaws, shall take such steps as are necessary to close its stock transfer books and establish a record date for such meeting after the close of the transfer books, furnish F & M with a current shareholder list as of such record date and validly call a special shareholders' meeting or obtain unanimous consent of shareholders as provided by statute and ETB's bylaws.

         6.5 Audit Financial Statements. If audited financial statements of ETB and/or BANK to permit the shares of F & M Common to be registered with the SEC, ETB agrees to furnish such statements for the required years to F & M, provided, however, that the expenses of preparing such statements shall not be considered in determining BANK's expenses under paragraph 3.4(b) or BANK's Minimum Earnings under paragraph 3.4(c).

         6.6 Reserves for Loan and Lease Losses. Prior to December 31, 1996, BANK shall increase its reserve for loan and lease losses to one and 30/100 percent (1.30%) of loans and leases and shall take such action as may be necessary to maintain this reserve at this level until the Closing Date.

         6.7 Dissolution of East Troy Services, Inc. Prior to December 31, 1996, BANK shall have taken all action to cause East Troy Services, Inc., to be dissolved and liquidated and such dissolution and liquidation shall have been completed.

7. Covenants of F & M. F & M and Subsidiary hereby covenant and agree as follows:

                 (a) As promptly as practicable after the execution of this Agreement, F & M and Subsidiary, with the cooperation of ETB, shall prepare and file with the SEC the Registration Statement. As promptly as practicable after comments, if any, are received from the SEC on such preliminary Registration Statement, F & M and Subsidiary, with the cooperation of ETB, shall file with the SEC an amendment to the Registration Statement responding to such comments, and shall seek to have such Registration Statement declared effective. F & M and Subsidiary shall also use their best efforts to qualify under the blue sky laws of the various states in which common shareholders of ETB are located the shares of F & M Common Stock to be issued pursuant to this transaction and shall file the NASD Listing Application in a timely manner. F & M and Subsidiary shall pay the expenses of preparing and delivering the joint Prospectus/Proxy Statement for ETB's Shareholders.

                 (b) As promptly as practicable after the execution of that Agreement, F & M and Subsidiary shall take action to obtain regulatory approval of this transaction.

                 (c) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

                 (d) Notify ETB, at the time of any public announcement, of any tender offer by another financial institution or holding company to
acquire F & M Common, or of     F & M's intention to enter into a merger
agreement with another financial institution or holding company.

                 (e) ETB and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of F & M, and F & M shall furnish or caused to be furnished to ETB or its authorized representatives all information with respect to the affairs and businesses of F & M or ETB may reasonably request.

8.       Conditions Precedent to F & M's Obligation.

         Each and every obligation of F & M and Subsidiary to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

         8.1 Truth of Representations and Warranties. The representations and warranties made in this Agreement or given on behalf of ETB and BANK hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and ETB and BANK shall have complied with all other terms, conditions and covenants of this Agreement.

         8.2 Compliance with Covenants. Except as expressly set forth in paragraph 8.7, ETB and BANK shall have performed all of their obligations, and complied with all of the covenants under this Agreement which are to be performed or complied with by them from the date of this Agreement through and as of the Closing Date, including the delivery of the closing documents specified in paragraph 10.3.

         8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, ETB or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transaction contemplated hereby, or questioning the validity or legality of any such transaction, or seeking damages in connection with any of such transaction.

         8.4 ETB's Director and Shareholder Authorization. The merger contemplated by this Agreement shall have been duly and validly authorized by ETB's directors and shareholders in accordance with the laws of the State of Wisconsin, including but not limited to the provisions of Wis. Stats. Section 221.565.

         8.5 Receipt of Approvals. All approvals, consents and/or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received and all waiting periods thereunder shall have expired.

         8.6 Accuracy of Financial Statements. F & M and Subsidiary and their representatives shall be reasonably satisfied as to the accuracy of all interim balance sheets, statements of income and other financial statements of ETB or BANK furnished to F & M and Subsidiary for periods ended after December 31, 1995.

         8.7 BANK Earnings. The Actual Earnings of BANK from January 1, 1996 through the month end prior to the month in which closing occurs, determined in accordance with generally accepted accounting principles, applied on a consistent basis shall not be less than the Minimum Earnings from January 1, 1996, through the month end prior to the month in which closing occurs.

         8.8 Legal Opinion. F & M shall have received the opinion of ETB Counsel referred to in subparagraph 10.3(e).

         8.9 Accountants' Letters. F & M and Subsidiary shall receive before the Closing Date the accountants' letters referred to in subparagraphs 10.3(d).

         8.10 Time Limit on Closing. Closing shall have taken place by February 28, 1997.

         8.11 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as F & M and Subsidiary may reasonably request shall have been delivered to F & M and Subsidiary. ETB and BANK shall have delivered certificates in such detail as F & M may reasonably request as to compliance with the conditions set forth in this Article 8.

         8.12 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F & M or Subsidiary, on or prior to the Effective Time, have been initiated or threatened by the SEC. F & M and Subsidiary shall have received all other federal or state securities permits exemptions, registrations or other authorizations necessary to issue the F & M Common in exchange for the ETB Stock to consummate the merger.

         8.13 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit any material fact regarding ETB or BANK required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         8.14 Exchange of Stock Certificates. As a condition of delivery of the consideration required by this Agreement, the ETB Shareholders shall have executed and delivered documents assigning their shares of ETB Stock to F & M and/or Subsidiary containing appropriate representations regarding tax matters, ownership, authority to act, residency and such other matters as F & M shall request.

         8.15 Affiliates of ETB. Each person who shall be deemed to be an "affiliate" of ETB within the meaning of the Securities Act of 1933 and Rule 145 promulgated by the SEC thereunder shall have executed and delivered to F & M an Affiliate's Undertaking, in the form attached hereto as Exhibit 8.15, dated as of the Effective Time.

         8.16 Pooling Accounting. The merger contemplated herein shall be treated as and qualify for accounting using the pooling of interests method provided that this condition shall be deemed waived if the disqualification is the result of an omission by F & M.

         8.17 Tax Status. No information has been discovered or made known to F & M or Subsidiary to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

         8.18 Dissenters Rights. That no more than ten percent (10%) of the total consideration paid by F & M in this transaction, determined in accordance with the accounting rules applicable to the pooling of interests accounting treatment, shall be paid in cash, including amounts paid for fractional shares and amounts paid to ETB Shareholders who exercise their dissenters rights under Wis. Stats. Section 221.25.

         8.19 Subsidiaries. East Troy Services, Inc., shall have been dissolved and liquidated on or before December 31, 1996. East Troy Investments, Inc., shall be a wholly-owned subsidiary of BANK.

9.       Conditions Precedent to ETB's Obligations.

         Each and every obligation of ETB to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

         9.1 Truth of Representations and Warranties. The representations and warranties made by F & M and Subsidiary in this Agreement or given on their behalf hereunder, shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

         9.2 F & M's and Subsidiary's Compliance. F & M and Subsidiary shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by them prior to or as of the Closing Date, including delivery of the closing documents.

         9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or be threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, ETB or BANK, or any of the affiliates, associates, officers, directors, or employees of any of them, seeking to restrain, prevent, or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

         9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by F & M and Subsidiary in connection with the transaction contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as ETB may reasonably request shall have been delivered to ETB. F & M and Subsidiary shall have delivered certificates in such detail as ETB may reasonably request to comply with the conditions set forth in this Article 9.

         9.5 Receipt of Approvals. All approvals, consents and or waivers, including any approvals required by any federal or state governmental regulatory agency and shareholder approval which ETB shall make a good faith, best efforts to obtain, that are necessary to effect the transactions contemplated hereby shall have been received, and all waiting periods shall have expired provided the failure to obtain the same was not the result of an act or omission by ETB or BANK.

         9.6 Time Limit on Closing. Closing shall have taken place by February 28, 1997.

         9.7 Legal Opinion. ETB shall have received the opinion of F & M Counsel referred to in subparagraph 10.4(d).

         9.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         9.9 Tax Status. No information has been discovered or made known to ETB to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

10.      Closing.

         10.1 Time and Place. The closing of this transaction ("Closing") shall take place at the offices of F & M (or such other place as the parties may agree) on the Closing Date.

         10.2 Rights of ETB Shareholders After the Effective Time. After the Effective Time and until the surrender of a stock certificate representing shares of ETB Common, each such outstanding certificate, which prior to the Effective Time represented shares of ETB Common, shall be deemed for all purposes, subject to the further provisions of this Agreement, to evidence the ownership of the number of full shares of F & M Common into which such shares have been converted; provided, however, that unless and until any such certificates representing ETB Common shall be so surrendered, the stock certificate representing the shares, any dividends or other distributions of any kind payable in respect of shares of F & M Common into which such ETB Common has been converted, shall be withheld by F & M. Upon the subsequent surrender and exchange of such ETB Common certificates, such holder of record of the certificates formerly representing shares of ETB Common (or such holder's assignee) shall be paid the amount of any such cash dividends or other distributions, without interest, which became payable under this Agreement to holders of record of shares of F & M Common on or after the Effective Time and prior to the surrender and exchange of the certificates. Delivery of certificates representing shares of F & M Common to former ETB Shareholders who have tendered their certificates for their shares of ETB Common at or before the Effective Time shall be made as soon as reasonably possible after the Effective Time.

         10.3 Documents to be Delivered by ETB. At the time of or prior to the closing, ETB shall deliver the following documents:

                 (a) A certificate by the chairman, vice-chairman or president of ETB and BANK (i) that the representations and warranties made by ETB or BANK as the case may be in this Agreement are true and correct on as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, (ii) that ETB and BANK have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date, and (iii) that all Schedules and Exhibits delivered by ETB to F & M prior or as of the Closing Date are true, correct and complete as of the Closing Date.

                 (b) An Incumbency Certificate for the officers executing the documents in connection with the transaction contemplated hereby.

                 (c) Copies of the Articles of Incorporation and Bylaws of ETB and BANK, duly certified by their respective custodians as true, correct and complete copies thereof, including any amendments as of the Closing Date.

                 (d) A letter from ETB's certified public accountants, prepared in accordance with Statement on Auditing Standards 72, "Letters for Underwriters and Certain Other Requesting Parties", addressed to F & M dated as of the Closing Date to the effect that (i) the (audited, if required) financial statements of ETB included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Exchange Act of 1934 and related published rules and regulations,
(ii) nothing came to their attention to cause them to believe that the unaudited condensed interim financial statements of ETB included in the Registration Statement do not conform in all material respects with the applicable requirements of the Securities Exchange Act of 1934 and related published rules and regulations or that such unaudited condensed interim financial statements of ETB included in the Registration Statement require material modifications for them to be in conformity with generally accepted accounting principles, (iii) except as disclosed in the letter, nothing came to their attention to cause them to believe that as of the date not earlier than five (5) days prior to the Closing Date, there was any change from the unaudited condensed interim financial statements of ETB included in the Registration Statement in capital stock, increase in long-term debt or any decrease in stockholders' equity of ETB or there were any decreases for the period from the date of the unaudited condensed interim financial statements of ETB included in the Registration Statement to the date not earlier than five
(5) days prior to the Closing Date, as compared with the corresponding period in the preceding year, in net interest revenue or net income of ETB and that nothing came to their attention to indicate that the condition set forth in paragraph 8.7 had not been met. Such letter to F & M requires delivery of a representation letter to ETB's certified public accountants consistent with the requirements of Statement on Auditing Standards 72.

                 (e) A written opinion from ETB counsel dated as of the Closing Date addressed to F & M and F & M Counsel, in form and substance substantially in the form attached hereto as Exhibit 10.3(e)
                 (f) Certified copies of resolutions adopted by ETB's board of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

                 (g) Such other documents of transfer, certificates or authority and other documents as F & M may reasonably request.

         10.4 Documents to be Delivered by F & M and Subsidiary. As of the Close Date, F & M and Subsidiary shall deliver the following documents:

                 (a) Certificates for shares of F & M Common and cash payments as determined under Article 3 of this Agreement. Such certificates will be in the name of ETB Shareholders entitled to the same in accordance with their interest in ETB as of the Effective Time provided, however, that any certificates need not be delivered until such time as the provisions of paragraph 10.2 have been complied with by such Shareholders.

                 (b) An Incumbency Certificate relating to all parties executing documents relating to any of the transactions contemplated hereby on behalf of F & M and Subsidiary.

                 (c) A certificate by an officer of F & M and Subsidiary that, to the best of such officer's knowledge, (i) the representations and warranties made by F & M and Subsidiary in this Agreement are true and correct as of the Closing Date, (ii) that F & M and Subsidiary have performed and complied with all of their obligations which are to be performed or complied with by or prior to or as of the Closing Date and (iii) that all Schedules and Exhibits delivered by F & M to ETB are true, correct and complete as of the Closing
Date.

                 (d) A written opinion from counsel for F & M and Subsidiary dated as of the Closing Date addressed to ETB and ETB Counsel in form and substance substantially in the form attached hereto as Exhibit 10.4(d).

                 (e) A written opinion from Securities Counsel dated as of the Effective Time addressed to F & M and ETB, reasonably satisfactory in form and substance to F & M Counsel, to the effect that the shares of F & M Common issuable in the transaction are the subject of an effective Registration Statement with the SEC, and that no stop order relating to such Registration Statement has been issued by the SEC and that, to the knowledge of such counsel, no proceedings for that purpose shall have been initiated or threatened by the SEC.

                 (f)   Certified copies of the resolutions adopted by F &
M's and Subsidiary's boards of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

11.      Law Governing.

         This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.

12.      Assignment.

         This Agreement may not be assigned in whole or in part without the written consent of all parties, provided, however, that Subsidiary's participation in this transaction shall not require any further consent or authorization.

13.      Amendment and Modification.

         This Agreement may only be amended or modified by a written agreement signed by the duly authorized representatives of F & M, Subsidiary and ETB.

14.      Abandonment.

         This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned at any time before the Closing Date:

                 (a)   By mutual consent of F & M, Subsidiary and ETB;

                 (b) By F & M and Subsidiary, pursuant to paragraph 3.4, or if any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by F & M or Subsidiary.

                 (c)      By ETB if any of the conditions provided for in
Article 9 of this Agreement have not been met and have not been waived in writing by ETB.

                 (d) In the event of a breach of this Agreement, by notice from the non-breaching party to the breaching party as set forth below.

         In the event of termination and abandonment by any party as provided in this Article, written notice shall be given to the other party setting forth the breach of this Agreement or the default in performance which has occurred, or the condition which has not been met. The party to whom the notice is directed shall, if such party is able to effect a satisfaction or cure, have ten (10) days after such notice is given to satisfy such condition or cure such breach or default, provided that if such ten (10) day period is not sufficient and the party is making a diligent effort to satisfy such condition or cure such breach or default, the time to do so may be extended for such period as the parties may agree not to exceed thirty (30) days provided however, that the F & M Per Share Price shall be the higher of the price as of the date of the notice or as of the date on which the default is satisfied or cured. The termination and/or abandonment of this Agreement shall not alter or diminish the liability of the party that failed to comply with the conditions of this Agreement, provided, however, that termination pursuant to paragraph 3.4 shall be without liability of any party to any other party. Each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder. In the event F & M declares, after the date of this Agreement, a stock dividend or stock split, the F & M Stock Consideration shall be adjusted proportionately based upon the stock dividend or split.

15.      Notices.

         All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, upon actual delivery, if delivered by hand; or upon receipt by the addressee, if given by mail (certified mail - return receipt requested with postage prepaid is required for notice by mail); or upon receipt by the addressee, if by private courier; or upon receipt of the transmission by the addressee if by telecopy (with a copy sent by first class mail):

                 (a) If to ETB, to East Troy Bancshares, Inc., 2905 Main Street, P.O. Box 17, East Troy, Wisconsin 53120, FAX: 414-___- ____, with a copy to Schoendorf, Sorgi & Carlson, 184 West Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attn.: Ronald M. Carlson, FAX: 414- 273-7398.

                 (b) If to F & M or Subsidiary, to Mr. Gail E. Janssen, One Bank Avenue, Kaukauna, Wisconsin 54130, FAX: 414-766-5628, with a copy to Randall A. Haak, Esq., McCarty, Curry, Wydeven, Peeters & Haak, P.O. Box 860, Kaukauna Wisconsin 54130, FAX: 414-766-4756.

         The place to which notice is to be given may be changed by notice given in accordance with this Article.

16.      Entire Agreement.

         This Agreement with Exhibits embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior agreements, written or oral, express or implied and all negotiations, discussions or other matters between the parties and there have been and are no agreements representations or warranties between the parties other than those set forth or provided for herein.

17.      Counterparts.

         This Agreement may be executed in two (2) or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

18.      Binding Effect.

         This Agreement shall inure to the benefit of and bind the parties and their respective heirs, beneficiaries, transferees, successors, and assigns.

19.      Headings.

         The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

20.      Confidentiality.

         Except as necessary to take action pursuant to this Agreement, each party agrees that all information and documents received from the other party regarding the proposed transaction shall be held in confidence and that all documents containing such information will be returned upon request if the parties abandon the transaction. The parties further agree to use such information only in connection with the proposed transaction contemplated by this Agreement. This paragraph shall not apply to information or documents which are, or by law must be made, publicly available. The parties agree to not publicly disclose this Agreement or its Exhibits or any of the provisions hereof, except as a part of regulatory filings or pursuant to press releases and other public statements approved by F & M and ETB.

21.      Further Documents.

         F & M, Subsidiary, and ETB agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        F & M BANCORPORATION, INC. ("F & M")


                                        By:  /s/ Gail E. Janssen
                                             ---------------------------------
                                             Gail E. Janssen, CEO and Chairman
                                             of the Board

                                        ATTEST:


                                        By:  /s/ Randall A. Haak
                                             ---------------------------------
                                              Randall A. Haak, Assistant
                                              Secretary

                                        F & M MERGER CORPORATION ("SUBSIDIARY")


                                        By:  /s/ Gail E. Janssen
                                             ---------------------------------
                                              Gail E. Janssen, President

                                        ATTEST:


                                        By:  /s/ Daniel E. Voet
                                             ---------------------------------
                                              Daniel E. Voet, Secretary

                                        EAST TROY BANCSHARES, INC. ("ETB")



                                        By:  /s/ Roger C. Stuckmann
                                             ---------------------------------
                                              Roger C. Stuckmann, President


                                        ATTEST:


                                        By:  /s/ Richard A. Sawatzke
                                             ---------------------------------
                                              Richard A. Sawatzke, Secretary